PHH CORPORATION ANNOUNCES EXECUTIVE APPOINTMENTS
Smriti Laxman Popenoe Named Interim President of PHH Mortgage
Richard Bradfield Named Senior Vice President and Treasurer

Mt. Laurel, NJ – March 13, 2012 – PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) announced today that Smriti Laxman Popenoe, Executive Vice President and Chief Risk Officer, has been named Interim President, PHH Mortgage. Ms. Popenoe succeeds Luke Hayden, who has resigned to pursue other interests. The Company has commenced a search for a permanent replacement. The Company also announced today that Richard J. Bradfield, Senior Vice President, Capital Markets of PHH Mortgage, has been named Senior Vice President and Treasurer of PHH Corporation. Mr. Bradfield succeeds Mark Johnson, who has resigned to pursue other interests. Both appointments are effective immediately.

Commenting on the new executive appointments, Glen Messina, President and Chief Executive Officer of PHH, said, “Smriti’s experience and in-depth knowledge of PHH and our mortgage business will help us to continue our focus on disciplined growth in our Mortgage franchise platforms, Private Label Solutions and our Realogy relationship. We will maintain our unwavering commitment to customer service and operational excellence throughout this transition.

“Rich is the right person to take the helm of our Treasury organization as we prioritize liquidity and cash flow generation to form a sound and stable financial foundation from which to execute our business strategies.

“I want to thank Luke and Mark for their service to PHH and wish them all the best in their future endeavors,” continued Mr. Messina.

About Smriti Laxman Popenoe

Smriti Laxman Popenoe, now Interim President, PHH Mortgage, also serves as PHH Corporation’s Chief Risk Officer, responsible for the design and implementation of an enterprise-wide risk framework. Ms. Popenoe has a strong background in financial services and the mortgage industry. Prior to joining PHH, she was a Principal at TriSim, Inc., a financial advisory firm focused on REITS, banks and fixed income markets. She served as Senior Vice President, Balance Sheet Management at Wachovia (now Wells Fargo) where, among other things, she was responsible for the bank’s mortgage investment portfolio of over $100 billion, as well as securitization programs for the banks retail residential loan originations. Prior to joining Wachovia, Ms. Popenoe established Sunset Financial, a publicly traded mortgage REIT, where she was responsible for whole loan investments, securitization, hedging and portfolio management for three years. Earlier, Ms. Popenoe oversaw investment programs across the $400 billion fixed rate MBS and residential whole loan portfolio at Freddie Mac, where she worked for nine years. Ms. Popenoe began her career at NASD/Nasdaq, now known as FINRA. She earned her bachelor’s degree in Chemistry and Environmental Science from St. Joseph’s College in Bangalore, India; a Masters-level French Diploma from Alliance Francaise and an MBA from the University of Rochester. Ms. Popenoe is also a Chartered Financial Analyst.

About Richard Bradfield

Richard J. Bradfield, now Senior Vice President and Treasurer of PHH Corporation, is responsible for the Company’s funding needs, including the funding of the Company’s fleet leasing and mortgage warehousing requirements. Mr. Bradfield is also responsible for managing relations with banks, rating agencies and bondholders. Additionally, Mr. Bradfield serves as Senior Vice President, Capital Markets of PHH Mortgage and is responsible for pricing, pipeline and mortgage servicing rights (MSR) risk management, as well as all mortgage asset sales and securitizations. At PHH Mortgage, Mr. Bradfield is also responsible for balance sheet management, product development and managing relations with GSEs, mortgage insurance companies and investors. Mr. Bradfield has held a variety of positions during his 20-year career at PHH. Earlier in his career at PHH Mortgage, Mr. Bradfield was Vice President of Risk Management, directly overseeing pipeline risk management and all conforming asset sales and securitizations. Mr. Bradfield earned his bachelor’s degree in Business Administration and Finance from Drexel University and his MBA from Temple University.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH has more than 5,000 employees dedicated to delivering premier customer service and providing value-added solutions to its clients.

1 Inside Mortgage Finance, Copyright 2012

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Jim Ballan, 856-917-4311
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